Exhibit 99.3

Report of Independent Certified Public Accountants

Board of Directors
OF Holdings, Inc.

We have audited the accompanying consolidated financial statements of OF Holdings, Inc. and subsidiaries (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for the three years ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OF Holdings, Inc. and subsidiaries as of December 31, 2015, and 2014, and the results of their operations and their cash flows for the three years ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 15, 2016

OF Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$7,703,275	$5,826,206
Accounts receivable, net of allowances of $475,000 in 2015 and $312,000 in 2014	12,750,454	10,170,082
Inventories	12,168,075	13,386,233
Prepaid expenses	1,020,797	532,052
Deferred tax assets	1,462,982	1,735,097
Total current assets	35,105,583	31,649,670
Property and equipment, net	3,239,680	1,715,827
Goodwill	16,536,122	16,536,122
Intangible assets, net	6,298,769	6,704,680
Deferred financing costs, net of accumulated amortization of $1,216,383 in 2015 and $1,129,511 in 2014	242,641	329,543
Total assets	$61,422,795	$56,935,842

Liabilities and Stockholders' Equity
Current Liabilities
Current maturities of long-term obligations	$879,000	$879,000
Accounts payable	5,793,790	5,145,795
Accrued liabilities	4,330,847	5,712,784
Income taxes payable	1,000,461	582,451
Total current liabilities	12,004,098	12,320,030
Long-Term Liabilities
Long-term obligations, less current maturities	26,424,633	27,322,250
Stockholders' notes payable	2,425,199	2,313,342
Deferred tax liabilities	3,763,388	3,095,582
Warranty obligations, less current portion	3,792,000	3,700,000
Other liabilities	518,658	306,337
Total liabilities	48,927,976	49,057,541
Commitments and contingencies (Note H)
Stockholders' Equity
Common stock - $.001 par value; 300,000 shares authorized; 249,377 shares issued and outstanding at December 31, 2015 and 2014	249	249
Additional paid-in capital	10,973,643	10,445,736
Accumulated other comprehensive loss	(281,852)	(133,465)
Retained earnings (accumulated deficit)	1,802,779	(2,434,219)
Total stockholders' equity	12,494,819	7,878,301
Total liabilities and stockholders' equity	$61,422,795	$56,935,842

The accompanying notes are an integral part of these consolidated financial statements.

OF Holdings, Inc. and Subsidiaries
Consolidated Statements of Earnings

	Year Ended December 31,
	2015	2014	2013
Net sales	$64,313,919	$64,543,078	$56,834,812
Cost of goods sold	35,476,718	36,691,761	33,330,520
Gross profit	28,837,201	27,851,317	23,504,292

General and administrative expenses	9,355,476	9,349,105	9,057,800
Selling expenses	10,349,293	9,896,950	8,008,526
Amortization of intangible assets	405,911	413,977	664,357
	20,110,680	19,660,032	17,730,683
Income from operations	8,726,521	8,191,285	5,773,609
Other expense
Interest expense	(2,110,492)	(2,168,936)	(2,065,615)
Other income, net	(130,184)	(40,777)	5,735
Income before income tax expense	6,485,845	5,981,572	3,713,729
Income tax expense	2,248,847	2,096,059	1,297,082
Net income	$4,236,998	$3,885,513	$2,416,647

The accompanying notes are an integral part of these consolidated financial statements.

OF Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2015	2014	2013
Net income	$4,236,998	$3,885,513	$2,416,647
Other comprehensive income (loss):
Foreign currency translation adjustment	(148,387)	(190,710)	50,292
Comprehensive income	$4,088,611	$3,694,803	$2,466,939

The accompanying notes are an integral part of these consolidated financial statements.

OF Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (accumulated deficit)	Total
	Shares	Amount
Balance at January 1, 2013	238,922	$239	$23,684,184	$6,953	$(8,736,379)	$14,954,997
Comprehensive income	—	—	—	50,292	2,416,647	2,466,939
Dividends paid	—	—	(14,259,085)	—	—	(14,259,085)
Tax benefit for dividends on equity awards	—	—	507,976	—	—	507,976
Balance at December 31, 2013	238,922	239	9,933,075	57,245	(6,319,732)	3,670,827
Comprehensive income (loss)	—	—	—	(190,710)	3,885,513	3,694,803
Stock options exercised	10,455	10	106,212	—	—	106,222
Tax benefit related to stock options exercised	—	—	406,449	—	—	406,449
Balance at December 31, 2014	249,377	249	10,445,736	(133,465)	(2,434,219)	7,878,301
Comprehensive income (loss)	—	—	—	(148,387)	4,236,998	4,088,611
Stock-based compensation expense	—	—	527,907	—	—	527,907
Balance at December 31, 2015	249,377	$249	$10,973,643	$(281,852)	$1,802,779	$12,494,819

The accompanying notes are an integral part of these consolidated financial statements.

OF Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$4,236,998	$3,885,513	$2,416,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	879,920	1,040,852	1,048,827
Amortization of intangible assets and deferred financing costs	492,813	500,797	761,669
Stock-based compensation expense	527,907	—	—
Accrued interest added to stockholder notes	111,857	106,697	275,006
Deferred income tax expense	939,921	347,200	(211,306)
Loss on sale of property and equipment	—	1,626	1,033
Changes in operating assets and liabilities:
Accounts receivable, net	(2,580,372)	(688,335)	(1,151,667)
Inventories	1,218,158	(2,757,296)	(2,678,740)
Prepaid expenses	(488,745)	(103,928)	20,647
Accounts payable	647,995	(1,497,159)	3,121,573
Accrued liabilities	(1,381,937)	701,669	1,760,817
Income taxes payable	418,010	559,323	(778,144)
Other liabilities	212,321	(117,995)	(62,547)
Net cash provided by operating activities	5,234,846	1,978,964	4,523,815

Cash flows from investing activities:
Purchases of property and equipment	(2,406,570)	(898,088)	(1,040,151)
Other	—	150,300	150,000
Net cash used in investing activities	(2,406,570)	(747,788)	(890,151)

Cash flows from financing activities:
Receipts on long-term borrowings	—	—	29,300,000
Payments on long-term borrowings	(897,617)	(879,000)	(16,542,093)
Payments on stockholder notes	—	—	(3,521,466)
Payment of deferred financing costs	—	—	(300,948)
Dividends paid	—	—	(14,259,085)
Proceeds from exercise of stock options	—	106,222	—
Tax benefit from exercise of stock options	—	406,449	—
Tax benefit for dividends on equity awards	—	—	507,976
Net cash used in financing activities	(897,617)	(366,329)	(4,815,616)

Effects of exchange rate on cash	(53,590)	(16,778)	(7,122)
Net increase (decrease) in cash	1,877,069	848,069	(1,189,074)

Cash and cash equivalents at beginning of year	5,826,206	4,978,137	6,167,211
Cash and cash equivalents at end of year	$7,703,275	$5,826,206	$4,978,137

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,545,005	$1,976,191	$1,681,922
Cash paid during the year for income taxes	$583,600	$869,661	$1,764,863

Supplemental disclosure of noncash financing activities:
Payment-in-kind interest added to principal of stockholder notes	$111,857	$106,697	$275,006

The accompanying notes are an integral part of these consolidated financial statements.

OF Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
OF Holdings, Inc. and its subsidiaries (the Company) are engaged in the design and distribution of elliptical exercise equipment. The equipment is manufactured by third parties located in Taiwan. The Company sells its products throughout the United States and internationally.

Basis of Presentation
The accompanying financial statements are prepared in accordance with generally accepted accounting principles as applied to public business entities. Because the Company previously prepared its financial statements in accordance with generally accepted accounting principles as applied to private companies, the accompanying 2014 and 2013 financial statements have been retrospectively adjusted to be in accordance with generally accepted accounting principles as applied to public business entities.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of OF Holdings, Inc., its wholly owned subsidiary, Octane Fitness International B.V., and all other wholly owned subsidiaries representing operations in various geographic markets. Intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation Adjustment
The foreign currency translation adjustment represents the impact of translation of the asset and liability accounts of the Company’s foreign locations where the functional currency is the local currency. The translation adjustments from the functional currency to the U.S. dollar at the balance sheet dates are included in accumulated comprehensive loss in the consolidated balance sheets.

Comprehensive Income
Comprehensive income represents net earnings adjusted for foreign currency translation and is shown in the consolidated statements of comprehensive income.

Fair Value Measurements
The Company uses a framework for measuring fair value that provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of hierarchy under the framework are described below:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2: Inputs to the valuation methodology are inputs other than quoted prices related to Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and Cash Equivalents
The Company’s cash balances are maintained at two financial institutions in the United States and two financial institutions in Europe. At December 31, 2015 and 2014, cash balances held at foreign institutions was approximately $797,000 and $630,000, respectively. The United States’ balances are insured by the Federal Deposit Insurance Corporation (FDIC). At times throughout the year, the Company’s cash balances may exceed amounts insured by the FDIC. The Company considers its investments in all highly liquid investments with initial maturities of three months or less at the date of purchase to be cash equivalents. At December 31, 2015 and 2014, cash and cash equivalents included approximately $7,000 and $408,000 in money market funds respectively. Money market funds are carried at cost, which approximates fair value. At December 31, 2015 and 2014, cash and cash equivalents also included approximately $71,000 in certificates of deposit. Based on the short-term nature of the certificates of deposit, their cost approximates fair value.

Accounts Receivable
The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support amounts due. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Actual results could differ from these estimates, resulting in an increase or decrease to the allowance for doubtful accounts and bad debt expense.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the actual cost method, which approximates FIFO (first in, first out).

Property and Equipment
Property and equipment is recorded at cost. Depreciation and amortization is provided in amounts sufficient to charge the cost of assets to operations over their estimated service lives. Property and equipment, except for tooling, is depreciated on a straight-line basis over its estimated service life or the lease term, whichever is shorter. Tooling is depreciated under the units of production method.

The estimated service lives of depreciable assets are:

Equipment	3 - 5 years
Furniture and fixtures	5 years
Leasehold improvements	3 - 5 years
Computer software	2 - 5 years
Office equipment	3 - 5 years

Impairment of Long-Lived Assets
Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book values of the assets and their estimated fair values. There were no indicators of impairment of long-lived assets during the years ended December 31, 2015, 2014 and 2013.

Goodwill
Goodwill represents the excess of the purchase price over the fair value assigned to the net tangible and identifiable intangible assets acquired in business combinations. Indefinite lived intangible assets consist of trademarks. Goodwill and indefinite-lived intangible assets are not amortized and are tested for impairment annually, or whenever events or circumstances occur indicating that they might be impaired. The Company assesses goodwill for impairment using a two-step process. In the first step, a comparison is made of the estimated fair value of the reporting unit to its carrying value. If the carrying value of the reporting unit exceeds the estimated fair value, the second step of the impairment test is performed. In the second step, an estimate of the current fair values of all assets and liabilities is made to determine the amount of implied goodwill and consequently the amount of any goodwill impairment. The Company has determined it constitutes one reporting unit.

The Company evaluated goodwill and indefinite lived intangible assets for impairment under step one of the impairment test at December 31, 2015 and 2014 and there were no indications of impairment identified as a result of these tests.

Intangible Assets
Indefinite-lived assets consist of registered trademarks and are not subject to amortization. The Company makes annual assessments, or when events or circumstances indicate that the asset might be impaired, to evaluate the realizability of carrying values.

Finite lived intangible assets consist of patents and customer relationships. Amortization for finite lived intangible assets is provided in amounts sufficient to relate the cost of these assets to operations over their estimated useful lives using the straight-line method. The Company’s finite lived intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. The Company did not have any events or circumstances that would indicate the carrying value may not be recoverable for the years ended December 31, 2015, 2014 and 2013.

The estimated useful lives for finite lived intangible assets are as follows:

Patents	4.5 - 19 years
Customer relationships	9 years

Deferred Financing Costs
The Company has incurred financing costs as a result of amendments to its credit agreements. Certain financing costs under the credit agreements were deferred and are being amortized as interest expense over the life of the related debt. The Company deferred costs of $300,948 during the year ended December 31, 2013. The Company’s amortization of deferred costs over the next three years will be approximately $87,000 per year.

Product Warranties
The Company records a liability for standard product warranties at the time revenue is recognized. The current portion of the liability is recorded within accrued liabilities and the long-term portion is recorded separately on the consolidated balance sheets. The Company’s warranty liability is affected by product failure rates and material usage and labor costs incurred in correcting a product failure. The warranty liability is estimated using historical warranty experience, projected claim rates and expected costs per claim. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revision to the estimated warranty liability would be required, and could be material.

Revenue Recognition
The Company’s revenue is derived primarily from product sales. Revenue are generally recognized when persuasive evidence of an arrangement exists, products are shipped and title passes to the customer, the price is fixed or determinable and collectability is reasonably assured. The Company offers a volume related rebate to certain customers. The estimated liability for sales incentives is recorded at the time of sale. The Company’s policy is to present taxes collected from customers and remitted to governmental authorities on a net basis. The Company records the amounts collected as a current liability and relieves such liability upon remittance to the taxing authority without impacting revenues or expenses.

Shipping and Handling
The Company includes shipping and handling amounts charged to customers in net sales. The Company includes the related shipping and handling in cost of goods sold.

Stock Option Plans
The OF Holdings, Inc. 2005 Stock Option Plan (“the 2005 Plan”) was adopted on January 7, 2005. The 2005 Plan is administered by the Company’s board of directors. Options granted under the 2005 Plan are nonqualified stock options. The 2005 Plan provides 40,031 shares of common stock to be offered from authorized and unissued shares. Options granted under the 2005 Plan vest over a term of four years and expire ten years after the grant date. The exercise price is determined by the Board of Directors on the grant date. These stock options may be granted to employees of the Company, non-employee members of the Board of Directors and non-employees who have a consultant position with the Company. This plan expired in 2015.

The OF Holdings, Inc. 2015 Stock Option Plan (“the 2015 Plan”) was adopted in 2015. The 2015 Plan is administered by the Company’s board of directors. Options granted under the 2015 Plan are nonqualified stock options. The 2015 Plan provides 17,500 shares of common stock to be offered from authorized and unissued shares. Options granted under the 2015 Plan vest over a term of two years and expire ten years after the grant date. The exercise price is determined by the Board of Directors on the grant date. These stock options may be granted to employees of the Company, non-employee members of the Board of Directors and non-employees who have a consultant position with the Company. Options issued become exercisable upon termination or change in control as provided in the individual option agreements. Options to purchase 7,220 additional shares of common stock remained available for grant under the 2015 Plan at December 31, 2015.

Income Taxes
Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. No valuation allowance was considered necessary at December 31, 2015 and 2014. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

In accordance with ASC 740, Income Taxes, uncertain tax positions taken or expected to be taken on an income tax return are recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not of being sustained.

Fair Values of Financial Instruments
The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accrued expenses and accounts payable approximate fair value due to the short-term nature of these accounts.

Use of Estimates
Preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant estimates included in the preparation of the financial statements are related to warranty liability, allowance for doubtful accounts, and goodwill and intangible asset impairment.

Reclassifications
Certain amounts in the December 31, 2013 and December 31, 2014 consolidated financial statements have been reclassified to conform with the 2015 presentation. These reclassification had no effect on net earnings, stockholders’ equity, or cash flows as previously reported.

Recent Accounting Pronouncements

Simplifying the Measurement of Inventory (Topic 330)
In July 2015, the FASB issued Accounting Standards Update (“ASU”) ASU 2015-11, “Simplifying the Measurement of Inventory (Topic 330).” ASU 2015-11 simplifies the accounting for the valuation of all inventory not accounted for using the last-in, first-out (“LIFO”) method by prescribing inventory be valued at the lower of cost and net realizable value. ASU 2015-11 is effective for private companies' annual periods, including interim periods within those fiscal years, beginning after December 15, 2017 on a prospective basis. Early adoption is permitted. The Company is still evaluating the impact of this ASU, but does not expect the adoption of ASU 2015-11 to have a material effect on the Company’s financial position, results of operations or cash flows.

Interest - Imputation of Interest (Subtopic 835-30)
In April 2015, the FASB issued ASU 2015-03, “Interest - Imputation of Interest (Subtopic 835-30).” ASU 2015-03 simplifies the presentation of debt issuance costs. ASU 2015-03 is effective, as amended, for private company financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company is still evaluating the impact of this ASU, but does not expect the adoption of ASU 2015-03 to have a material effect on the Company’s financial position, results of operations or cash flows.

Revenue from Contracts with Customers
In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." ASU 2014-09 clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and the International Accounting Standards Board that:
• removes inconsistencies and weaknesses in revenue requirements;
• provides a more robust framework for addressing revenue issues;
• improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets;
• provides more useful information to users of financial statements through improved disclosure requirements; and
• simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.

ASU 2014-09 is effective, as amended, for annual and interim periods beginning on or after December 15, 2018. The Company is still evaluating the impact of this ASU, but does not expect the adoption of ASU 2014-09 to have a material effect on the Company’s financial position, results of operations or cash flows.

Balance Sheet Classification of Deferred Taxes
In November 2015, the FASB issued ASU 2015-17, "Balance Sheet Classification of Deferred Taxes," which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective, as amended for annual periods beginning on or after December 15, 2017. The Company is still evaluating the impact of this ASU, but does not expect the adoption of ASU 2015-17 to have a material effect on the Company’s financial position, results of operations or cash flows.

NOTE B - INVENTORIES

Inventories consist of the following:

	As of December 31,
	2015	2014
Parts and components	$1,064,928	$1,024,896
Finished goods	11,103,147	12,361,337
	$12,168,075	$13,386,233

NOTE C - PROPERTY AND EQUIPMENT

Depreciation and amortization expense was $879,919, $1,040,852 and $1,048,827 for the years ended December 31, 2015, 2014 and 2013, respectively. The Company’s property and equipment consists of the following:

	As of December 31,
	2015	2014
Equipment and tooling	$5,988,601	$4,739,180
Furniture and fixtures	510,326	289,634
Leasehold improvements	1,753,588	1,048,248
Computer software	1,633,254	1,585,827
Office equipment	901,213	746,194
	10,786,982	8,409,083
Less: accumulated depreciation and amortization	(7,547,302)	(6,693,256)
	$3,239,680	$1,715,827

NOTE D - INTANGIBLE ASSETS

Amortization expense for finite lived intangible assets was $405,911, $413,981 and $664,357 for the years ended December 31, 2015, 2014 and 2013, respectively. The amounts and accumulated amortization of intangible assets are as follows:

	As of December 31, 2015
	Amount	Accumulated amortization	Net book value
Patents	$8,351,916	$5,103,147	$3,248,769
Customer relationships	2,247,000	2,247,000	—
Trademarks	3,050,000	—	3,050,000
	$13,648,916	$7,350,147	$6,298,769

	As of December 31, 2014
	Amount	Accumulated amortization	Net book value
Patents	$8,351,916	$4,697,236	$3,654,680
Customer relationships	2,247,000	2,247,000	—
Trademarks	3,050,000	—	3,050,000
	$13,648,916	$6,944,236	$6,704,680

Amortization expense related to intangible assets is as follows for the years ending December 31:

2016	$405,910
2017	405,263
2018	405,263
2019	405,263
2020	405,263
Thereafter	1,221,808
$3,248,770

NOTE E - ACCRUED LIABILITIES

Accrued liabilities consists of the following:

	As of December 31,
	2015	2014
Warranty - current	$1,758,000	$1,799,999
Payroll and other liabilities	678,098	2,354,058
Royalty	665,172	630,402
Accrued interest	465,908	—
Sales and use taxes	369,381	385,097
Rebates	250,118	336,470
Other	144,170	206,758
	$4,330,847	$5,712,784

NOTE F - PRODUCT WARRANTIES

The Company’s products carry a one-year labor warranty, a three to five-year parts warranty and a lifetime frame warranty. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary.

The following represents activity within the warranty liability during the years ended December 31, 2015 and 2014:

Balance at January 1, 2014	$5,125,000
Warranty claims incurred	(1,699,000)
Provision for warranties issued	2,074,000
Balance at December 31, 2014	5,500,000
Warranty claims incurred	(1,877,558)
Provision for warranties issued	1,927,558
Balance at December 31, 2015	5,550,000
Less: current portion	(1,758,000)
Warranty obligations, long-term	$3,792,000

NOTE G - CREDIT AGREEMENTS

In 2007, the Company entered into a credit facility with Golub Capital Incorporated which was comprised of a term loan and a revolving credit facility. During 2013, the Company amended the term loan and revolving credit facility to extend the maturity date, amend the amount of the term loan commitment to $29,300,000 and establish a new interest rate of LIBOR plus 5.25% with a base minimum LIBOR rate of 1.25% for both the term loan and revolving credit facility. At December 31, 2015 and 2014, the term loan had an effective interest rate of 6.50%. Quarterly principal payments of $219,750 are required on the term loan and all unpaid balances are payable in full in October 2018.

At December 31, 2015 and 2014 the Company had no borrowing outstanding under the revolving credit facility. All unpaid balances on the revolving credit facility are payable in full in October 2018. Amounts outstanding under the term loan were $27,303,633 and $28,201,250 at December 31, 2015 and 2014, respectively.

This credit facility is secured by substantially all of the Company’s assets. The Company is also required to maintain certain financial covenants and is required to limit annual capital expenditures. In addition, the credit facility restricts the Company’s ability to pay dividends and make payments for outside directors’ fees and reimbursements. The Company was in compliance with all covenants and restrictions as of December 31, 2015 and 2014.

The Company also has stockholders’ notes payable. In October 2013, the Company amended the stockholder notes to decrease the interest rate and extend the maturity date to April 2019. As of December 31, 2015 and 2014, the effective interest rate was equal to 7.75%, with 3% paid quarterly in cash and 4.75% accruing quarterly on the principal and accrued interest balance. During the years ended December 31, 2015, 2014 and 2013, $111,857, $106,697 and $275,006 respectively, of this interest was added to the principal amount of the amended notes.

The Company has a letter of credit with Associated Bank in the amount of $35,130. The letter of credit was obtained as a requirement for an office space lease. The letter of credit will automatically renew each year for the life of the lease agreement. As of December 31, 2015 and 2014, there were no draws on the letter of credit.

Future maturities of long-term obligations and shareholders’ notes payable are as follows during the years ending December 31:

2016	$879,000
2017	879,000
2018	25,545,633
2019	2,425,199

NOTE H - COMMITMENTS AND CONTINGENCIES

Royalty Agreements
The Company has the following royalty agreements with third parties at December 31, 2015, 2014 and 2013.

• The Company agreed to pay royalties for the use of licensed patents on elliptical motion exercise machines. Royalties are paid on consumer product and commercial product sales. The Company pays annual royalties of three to four percent of gross sales less returns and discounts, or, a minimum annual payment of $300,000 each for the consumer product and the commercial product.

• The Company entered into a royalty agreement in which the Company agreed to pay royalties for the use of a licensed patents on lateral motion exercise machines. The Company pays annual royalties of four percent of gross sales less returns and discounts, or a minimum annual payment of $100,000 for 2013, $150,000 for 2014 and $200,000 for each year thereafter.

• The Company entered into a royalty agreement in which the Company agreed to pay royalties for the use of licensed patents on exercise devices with varied gate movements. The Company pays annual royalties of 4% percent of gross sales less returns and discounts on licensed product and related accessories and 2% on ancillary licensed product, or a minimum annual payment of $150,000 for 2013 and $250,000 for each year thereafter.

i. Starting January 2014, the Company is subjected to a milestone payment on consumer sales equal to $10,000 per quarter until 250 units are sold and starting July 2014 an additional milestone payment of $10,000 per quarter until 2,000 units are sold. All milestone payments were met for consumer products in December 2014 and no further milestone payments are required.

ii. Starting January 2014, the Company is also subjected to its first milestone payment on commercial sales equal to $10,000 per quarter until 250 units are sold and starting July 2014, the Company is subjected to a second milestone payment of $10,000 per quarter until 1,000 units are sold. In January 2015, the first milestone payment escalates by an additional $2,000 each quarter until 250 units are sold. Starting July 2015, the second milestone payment increased to $20,000 per quarter until 1,000 units are sold.

Royalty expenses are recorded in cost of goods sold in the statements of earnings. During the years ended December 31, 2015, 2014, and 2013 the Company also incurred $71,293, $157,892 and $44,062, respectively, in expense for minimum royalties not covered by 2015, 2014 and 2013 sales levels. Total royalty expenses recorded within cost of goods sold were as follows:

	Year Ended December 31,
	2015	2014	2013
Commercial	$1,263,048	$1,205,827	$1,065,077
Consumer	776,582	821,790	703,017
	$2,039,630	$2,027,617	$1,768,094

Annual minimum royalty payments are as follows for the years ending December 31:

2016	$1,050,000
2017	1,050,000
2018	1,050,000
2019	1,050,000

Lease Obligations
In 2014, the Company signed an amended lease agreement for its corporate headquarters which renewed the old lease through August 2020 and expanded the lease into an adjacent unit through August 2020. In addition to the base rental payments, this lease requires the Company to pay its pro-portionate share of real estate taxes, special assessments, and operating expenses. The lease contains an option to renew for 60 months and an escalating clause for estimated cost of living increases for which the Company has recorded a deferred rent liability. At December 31, 2015, future lease cash payments under the operating lease agreement were as follows:

2016	$425,957
2017	465,622
2018	478,572
2019	491,911
2020	333,125

Costs incurred under operating leases are recorded as rent expense and totaled $364,286, $217,867 and $195,581 for the years ended December 31, 2015, 2014 and 2013.

NOTE I - STOCKHOLDERS' EQUITY

Stock Option Plans
The fair value of each employee stock option award was estimated on the date of grant using the Black-Scholes option pricing model. The Company uses the simplified method to determine an option’s expected life. The risk free rate is equal to the U.S. treasury rate on the date of the grant. The Company does not anticipate issuing dividends and therefore a 0% dividend yield was applied. Volatility is calculated based on comparable companies as the Company is privately held. The following weighted-average assumptions were used to estimate the fair value of options at December 31, 2015:

Expected life in years	5.75
Risk-free interest rate	1.53%
Expected dividend yield	—%
Expected volatility	50%

The following is a schedule of stock option awards made by the Company to its employees for the year ended December 31, 2015, 2014 and 2013:

	Shares	Weighted-average fair value	Weighted-average exercise price
Balances at January 1, 2013	25,075	$11.77	$24.65
Granted	150	109.13	130.40
Forfeited	—	—	—
Balances at December 31, 2013	25,225	12.35	25.28
Granted	—	—	—
Exercised	(10,455)	5.12	10.16
Forfeited	—	—	—
Balances at December 31, 2014	14,770	17.46	31.32
Granted	10,280	202.35	10.16
Expired	(10,280)	0.63	10.16
Forfeited	—	—	—
Balances at December 31, 2015	14,770	$157.86	$31.32

Stock-based compensation expense of $527,907 was recorded in general and administrative expenses in the consolidated statements of earnings as of December 31, 2015. There was no stock-based compensation expense recorded during the years ended December 31, 2014 and 2013. As of December 31, 2015, $1,552,000 of total unrecognized compensation cost related to non-vested awards is expected to be recognized over a weighted-average period of approximately 1.5 years. The weighted average contractual term of options outstanding and options exercisable as of December 31, 2015 is approximately 2 years and .6 years, respectively. There were 238 options vested at a weighted average fair value of $81.38, 763 options vested at a weighted average fair value of $70.80 and 725 options vested at a weighted average fair value of $70.19 for each of the years ended December 31, 2015, 2014 and 2013, respectively. The weighted average fair value of the 10,280 non-vested shares outstanding at December 31, 2015 was $202.35. The weighted average exercise price of options exercisable at December 31, 2015, 2014, and 2013 was $84.95, $32.44 and $26.83, respectively. The Company anticipates that all options outstanding will fully vest.

NOTE J - 401(K) PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan covering all employees who meet certain minimum employ-ment and age requirements. The Plan allows the Company to make a discretionary matching contribution and/or profit sharing contribution. The Company made matching contributions of $159,366, $147,086 and $135,537 for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTE K - INCOME TAXES

Components of income tax expense consists of the following:

	Year Ended December 31,
	2015	2014	2013
Current expense (benefit):
Federal	$1,014,776	$1,409,030	$1,218,980
State	167,048	168,157	194,680
Foreign	127,102	171,669	94,731
Deferred expense (benefit)	939,921	347,200	(211,309)
	$2,248,847	$2,096,056	$1,297,082

The effective tax rates differ from the statutory federal income tax rates as follows:

	Year Ended December 31,
	2015	2014	2013
Statutory federal income tax rate	34.0%	34.0%	34.0%
State income tax, net federal benefit	3.11	2.23	3.44
Foreign income taxes	(0.86)	(1.04)	(1.57)
Non-deductible operating expenses	1.94	2.73	3.72
Research and development credit	(2.22)	(2.66)	(2.65)
Foreign tax credits	(0.72)	(1.25)	(1.46)
Change in deferred tax measurement rates	(0.10)	0.07	(0.22)
Change in uncertain tax positions	(0.20)	0.44	0.27
Other	(0.28)	0.52	(0.60)
	34.67%	35.04%	34.93%

Deferred income tax assets and liabilities are the result of differences between the financial statement and tax basis of assets and liabilities, as measured by currently enacted tax rates. Items giving rise to deferred taxes consist primarily of differences between book and tax accounting for depreciation of property and equipment, amortization of identifiable intangible assets, inventories, and other accruals and reserves. The difference between the statutory and effective tax rate is primarily due to state taxes and tax credits.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets (liabilities) were as follows:

	As of December 31,
	2015	2014
Current deferred tax assets (liabilities):
Allowances and reserves	$192,460	$191,856
Inventory	435,527	344,643
Warranty	619,525	627,561
Prepaids	(52,089)	(46,072)
Compensation accruals	—	586,000
Other	267,559	31,109
	1,462,982	1,735,097
Long-term deferred tax assets (liabilities):
Depreciation and amortization	(5,393,973)	(4,574,303)
Warranty	1,407,124	1,365,764
Deferred rent	138,320	54,471
Investment	2,936	(17,680)
Other	82,205	76,166
	(3,763,388)	(3,095,582)
Total net deferred tax liabilities	$(2,300,406)	$(1,360,485)

Unrecognized Tax Benefits
Following is a reconciliation of gross unrecognized tax benefits from uncertain tax positions, excluding the impact of penalties and interest:

	Year Ended December 31,
	2015	2014	2013
Unrecognized tax benefits, January 1	$226,215	$193,653	$192,973
Additions for tax positions taken in prior years	4,087	24,650	16,574
Reductions for tax positions taken in prior years	(12,134)	—	(6,146)
Additions for tax positions related to the current year	30,513	33,032	16,518
Lapses of statutes of limitations	(41,608)	(25,120)	(26,266)
Unrecognized tax benefits, December 31	$207,073	$226,215	$193,653

The total amount of interest and penalties recognized during 2015, 2014 and 2013 in the Company’s consolidated statements of earnings was $15,524, $1,555 and $3,041, respectively. The total amount of interest and penalties recorded in the Company’s balance sheet was $74,049 and $89,573 at December 31, 2015 and 2014, respectively. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.

The Company does not expect that its unrecognized tax benefits will significantly increase or decrease during the twelve months beginning January 1, 2016.

The Company files income tax returns in the United States federal jurisdiction and in various states. In most cases, the Company is no longer subject to United States federal income tax examination by authorities for years before 2012 and 2008 for state and local income tax examinations.

NOTE L - RELATED PARTY TRANSACTIONS

The Company has stockholder notes payable described in Note G to two employees totaling $1,925,735 and $1,836,915 as of December 31, 2015 and 2014, respectively. During 2015 and 2014, accrued interest of $88,820 and $84,723, respectively, was added to the principal balance. The Company also paid these two employees a total of $51,394, $49,024 and $27,160 in cash interest for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company has additional notes payable as described in Note G to other stockholders totaling $499,464 and $476,427 at December 31, 2015 and 2014, respectively. During 2015 and 2014, accrued interest of $23,037 and $21,974, respectively, was added to the principal balance. The Company also paid these shareholders a total of $13,330, $12,715 and $27,160 in cash interest for the years ended December 31, 2015, 2014 and 2013, respectively.

A related party, which owns the majority of the Company’s common stock, provides management services to the Company under a management agreement. Management fees paid under this agreement were $240,000 for each of the years ended December 31, 2015, 2014 and 2013.

NOTE M - CONCENTRATIONS

Supplier relationships
During 2015, 2014 and 2013, the Company utilized two unrelated third parties in Taiwan for all of its manufacturing of elliptical exercise equipment. Total purchases from these manufacturers for the years ended December 31, 2015, 2014 and 2013 were approximately $24,384,000, $27,556,000 and $25,570,000, respectively. These third parties are in possession of certain Company owned tooling used to manufacture the elliptical exercise equipment. Although there are a limited number of manufacturers of elliptical exercise equipment, management believes that other suppliers could provide similar equipment on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

Customer relationships
The Company recognized net sales of greater than 10% of total net sales from the following customers:

	Year ended December 31,
	2015	2014	2013
Percentage of total net sales
Customer A	14%	13%	13%
Customer B	12%	10%	12%

The Company had the following percentages as a total of net accounts receivable from these customers:

	As of December 31,
	2015	2014
Percentage of total net accounts receivable
Customer A	17%	13%
Customer B	8%	12%

NOTE N - SUBSEQUENT EVENTS

The Company evaluated its December 31, 2015 financial statements for subsequent events through February 15, 2016, the date the financial statements were available to be issued. Effective December 31, 2015 at 11:59 PM, the Company’s stock was acquired by Nautilus, Inc., a public company, for approximately $115,000,000. The Company’ stock option plans contain change in control provisions and all outstanding options became fully vested at the time of the Company’s sale. In addition, the Company’s debt was fully paid at the time of the sale. These statements reflect the balances immediately prior to the sale of the Company.